EXHIBIT 21.1

Subsidiaries of Landmark Bancorp, Inc.

The most significant subsidiary of the Company is Landmark National Bank, a national banking association with its main office located in Manhattan, Kansas, and with branch offices located in Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Manhattan, Mound City, Osage City, Osawatomie, Overland Park (2), Paola, Pittsburg, Prairie Village, Topeka (2), Wamego and Wellsville, Kansas. The Company also owns Landmark Risk Management, Inc., which is a Nevada incorporated captive insurance company that provides property and casualty insurance coverage to the Company and the Bank for which insurance may not be currently available or economically feasible in today’s insurance marketplace. Landmark Risk Management, Inc. pools resources with other captive insurance companies to spread a limited amount of risk among themselves. The Company also owns all of the common securities of Landmark Capital Trust I, Landmark Capital Trust II and First Capital (KS) Statutory Trust, each a Delaware statutory trust, formed to issue trust preferred securities in a private placement.